Exhibit 99.1

                    SPHERIX REDUCES LOSS 50% IN FIRST QUARTER

    BELTSVILLE, Md., May 12 /PRNewswire-FirstCall/ -- Spherix Incorporated (Nasdaq: SPEX) today reported a net loss of $533,000 on sales of $5.9 million for the three-months ended March 31, 2006, compared to a loss of $1.1 million on sales of $5.4 million for the same period in 2005. The improvement in net loss between periods came despite higher than expected legal fees related to our protest of the National Recreation Reservation Service contract, and costs incurred related to our Phase 3 clinical trial of Naturlose as a Type 2 diabetes drug.

    Spherix's newly formed, wholly-owned subsidiary, InfoSpherix Incorporated, showed a 9% growth in revenue of $501,000, primarily due to new business and growth in our existing business. The loss in the parent Company, which includes our BioSpherix Division, was partially due to planned expenditures related to research and clinical trials to promote the non-foods uses of Naturlose.

                                         Three Months Ended March 31,
                                        -----------------------------
                                            2006             2005
                                        ------------     ------------
     Revenue                            $  5,922,164     $  5,434,761
     Operating expense                     6,455,250        6,517,238
                                        ------------     ------------
     Loss from operations               $   (533,086)    $ (1,082,477)
     Net loss                           $   (533,029)    $ (1,073,432)
     Net loss per share                 $      (0.04)    $      (0.09)

     Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

    Under its motto, "A World of Solutions," Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.

    Spherix's Internet address is http://www.spherix.com.

SOURCE  Spherix Incorporated
    -0-                             05/12/2006
    /CONTACT: Spherix Investor Relations, +1-301-419-7877, info@spherix.com/ /Web site: http://www.spherix.com/
    (SPEX)